Prospectus Supplement No. 7 (to Prospectus dated April 26, 2023)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-265337

EVE HOLDING, INC.

319,264,425 SHARES OF COMMON STOCK

14,250,000 WARRANTS TO PURCHASE SHARES OF COMMON STOCK

66,845,072 SHARES OF COMMON STOCK UNDERLYING WARRANTS

This Prospectus Supplement, dated October 04, 2023 (the “Supplement”), supplements the prospectus, dated April 26, 2023, filed by Eve Holding Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (“SEC”) on April 26, 2023 pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to the Registration Statement on Form S-1, as amended (File No. 333-265337) (the “Prospectus”), relating to the issuance by the Company of up to 66,845,072 shares of common stock, comprising (i) the shares of common stock that may be issued upon exercise of 11,500,000 outstanding public warrants (as defined in the Prospectus), (ii) the shares of common stock that may be issued upon exercise of 14,250,000 outstanding private placement warrants (as defined in the Prospectus), and (iii) up to 41,095,072 shares of common stock that may be or have been issued upon exercise of the new warrants (as defined in the Prospectus). The Prospectus also relates to the resale by certain of the Selling Securityholders (as defined in the Prospectus) of up to 319,264,425 shares of common stock, comprising (i) 220,000,000 shares of common stock issued in connection with the business combination with the urban air mobility business of Embraer S.A., a Brazilian corporation (sociedade anônima) (“Embraer”), originally issued at a price of $10.00 per share in exchange for Embraer’s interests in EVE UAM, LLC, (ii) 35,730,000 shares of common stock issued to certain qualified institutional buyers and accredited investors in private placements consummated in connection with the business combination, originally issued at a price of $10.00 per share, (iii) 5,750,000 shares of common stock that were converted in connection with the business combination on a one-to-one basis from Zanite Acquisition Corp. Class B common stock originally issued at a price of $0.004 per share, (iv) 260,000 shares of common stock underlying restricted stock units granted to certain directors and an officer of the Company, (v) 140,000 restricted shares of common stock granted to an officer of the Company, (vi) up to 14,250,000 shares of common stock that may be issued upon exercise of private placement warrants held by certain parties to the Amended and Restated Registration Rights Agreement (as defined in the Prospectus), originally issued at a price of $1.00 per warrant, (vii) up to 41,095,072 shares of common stock that may be or have been issued upon exercise of new warrants that have been issued or are issuable, subject to triggering events, to United Airlines Ventures, Ltd., a Cayman Islands company (“United”), and certain Strategic PIPE Investors (as defined in the Prospectus) originally issued in connection with entering into certain commercial arrangements without the payment of any purchase price and (viii) 2,039,353 shares of common stock issued to United in a private placement consummated on September 6, 2022 for a purchase price per share of $7.36 and an aggregate purchase price of $15,000,000. The Prospectus also relates to the resale by certain of the Selling Securityholders of 14,250,000 private placement warrants held by certain parties to the Amended and Restated Registration Rights Agreement, originally issued at a price of $1.00 per warrant.

This Supplement is being filed to update and supplement the information contained in the Prospectus with the information from our Form 8-K, filed with the SEC on October 04, 2023 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this Supplement.

This Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Supplement, you should rely on the information in this Supplement.

Our common stock and public warrants trade on the New York Stock Exchange under the symbols “EVEX” and “EVEXW,” respectively. On October 03, 2023, the last quoted sale price for our common stock as reported on NYSE was $8.13 per share and the last quoted sale price for our public warrants was $0.89 per warrant.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for this prospectus and for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 12 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This Supplement is dated October 04, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

 FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 29, 2023

EVE HOLDING, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-39704	85-2549808
(Commission File Number)	(IRS Employer Identification No.)

1400 General Aviation Drive, Melbourne, Florida	32935
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (321) 751-5050

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol:	Name of each exchange on which registered:
Common Stock, par value $0.001 per share	EVEX	The New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Common Stock	EVEXW	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As reported by Eve Holding, Inc. (the “Company”) it its Current Report on Form 8-K dated July 31, 2023, the Company’s Board of Directors (the “Board”) appointed Johann Bordais as the Company’s Chief Executive Officer, effective September 1, 2023.

On September 29, 2023, in connection with his new position, the Company entered into an employment agreement with Mr. Bordais (the “Bordais Employment Agreement”). Under the Bordais Employment Agreement, Mr. Bordais will receive an annual base salary of 1,800,000 BRL and will be eligible to receive an annual cash bonus of up to 1,500,000 BRL (pro-rated for the period he is employed by the Company in 2023), based on the achievement of individual and Company performance objectives as determined by the Board. In addition, Mr. Bordais will receive a one-time equity award of 343,616 restricted stock units (“RSUs”), pursuant to the Company’s 2022 Stock Incentive Plan (the “2022 Plan”), and subject to the terms and conditions set forth in the award agreements. Beginning with 2024, at the Board’s sole discretion, Mr. Bordais will be eligible to receive periodic grants of RSUs pursuant to the 2022 Plan and subject to terms and conditions of the award agreement (the “LTI Grant”). For 2024, the Board has approved an LTI Grant in the amount of 30,000 RSUs to be granted to Mr. Bordais when the Company issues it annual grants.

The Bordais Employment Agreement further provides that if Mr. Bordais’ employment is terminated by the Company without Cause (as defined in the Bordais Employment Agreement) or Mr. Bordais resigns for Good Reason (as defined in the Bordais Employment Agreement), Mr. Bordais will be entitled to receive a lump sum payment equal to one times Mr. Bordais’ annual base salary, subject to his execution and non-revocation of a release of claims in favor of the Company. Mr. Bordais will also be entitled to receive any additional severance payments required to be paid under Brazilian labor laws. The Bordais Employment Agreement includes certain restrictive covenants, including a perpetual confidentiality covenant and non-competition and non-solicitation covenants that apply during Mr. Bordais’ employment and, in certain cirmcumstances, for a period of twelve months following termination of employment.

The foregoing description of the Bordais Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Bordais Employment Agreement, which is filed herewith as Exhibit 10.1.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K includes forward-looking statements that involve risks and uncertainties relating to future events and the future performance of the Company, and actual events or results may differ materially from these forward-looking statements. All statements contained in this Current Report on Form 8-K, other than statements of historical fact, are forward-looking statements. Words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” variations of such words, and similar words and phrases are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements concern, and these risks and uncertainties include, among others, the timing and success of our Chief Executive Officer and Board member transitions, their anticipated future responsibilities and contributions to the Company, and their compensation and employment arrangements. A more complete description of these and other material risks, uncertainties, assumptions and factors that could cause our future results to differ materially from those expressed by the forward-looking statements included in this Current Report on Form 8-K include, but are not limited to, risks, uncertainties, assumptions and factors discussed in the Company’s filings with the U.S. Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2022 and its Form 10-Q for the quarterly period ended June 30, 2023. Forward-looking statements are based on management’s current beliefs and judgment, and the reader is cautioned not to place undue reliance on any forward-looking statements made by the Company. The Company does not undertake any obligation to update (publicly or otherwise) any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Employment Agreement by and among EVE Soluções de Mobilidade Aérea Urbana, Ltda., Eve Holding, Inc. and Johann Bordais, dated September 29, 2023.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVE HOLDING, INC.

Date: October 04, 2023	By:	/s/ Eduardo Siffert Couto
		Name:	Eduardo Siffert Couto
		Title:	Chief Financial Officer